SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT
                 Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)....April 17, 2001



                           TSET, Inc.
                           ----------
     (Exact name of registrant as specified in its charter)



     Nevada                           000-30191                 87-0440410
  -------------                   --------------             ---------------
(State or other jurisdiction of   (Commission  file  number) (I.R.S. employer
incorporation or organization)                                identification
                                                                 number)


333 South State Street, PMB 111, Lake Oswego, Oregon       97034
-----------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)


Registrant's Telephone number, including area code:  (503) 598-1900
                          -------------

  (former, name, address and former fiscal year, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

     Transfer of Ownership of Atomic Soccer USA, Ltd. Pursuant to a Letter Agreement dated as of April 11, 2001 (the "Letter Agreement"), the Registrant transferred ownership of 100% of the issued and outstanding shares of common stock (the "Shares") of Atomic Soccer USA, Ltd. ("Atomic") to a new ownership group comprised of Atomic's current and former management. The new ownership group consists of Timothy G. Belinger, Todd P. Ragsdale, and James Eric Anderson. Messrs. Beglinger, Ragsdale, and Anderson are currently members of Atomic's board of directors; none of these individuals are officers, directors, employees, or affiliates of the Registrant. Erik W. Black, Atomic's chairman of the board of directors, is also an officer of the Registrant. Mr. Black resigned from Atomic's board of directors immediately following execution of the Letter Agreement, and is not a member of Atomic's new ownership group.

     Atomic, with headquarters in Madison, Wisconsin, makes and distributes soccer uniforms under the "A" label, and basketball, volleyball, lacrosse, and hockey uniforms under the "BAHR" label. Atomic's sports apparel is sold to catalog companies, team sporting goods dealers, and screen printers, which in turn sell such apparel primarily to schools and recreational athletes. A majority of Atomic's product line is sold through independent sales representatives. Close relationships with these representatives and customers, as well as control over its sewing operations, enables Atomic to keep abreast of trends and opportunities in the sports apparel market. Atomic's assets consist primarily of sports apparel inventory, accounts receivable, sewing machines and tables, computers, and office furnishings.

     The Letter Agreement contains, among other things, a complete release of the Registrant from any and all liabilities and obligations to Atomic and its former stockholders. The Shares were transferred for cash consideration of $1,000.00 and a profits participation interest equal to 15% of Atomic's "adjusted profits" (as defined in the Letter Agreement) for seven years in which Atomic's profits are $50,000.00 or greater (the "Profits Participation Interest"). In addition, and without prejudice to or diminution of its rights thereto, the Registrant may elect to defer to a future year receipt of the Profits Participation Interest in any year in which Atomic's adjusted profits do not exceed $100,000. If Atomic fails to pay the Profits Participation Interest in any year in which such is due, Atomic will issue to the Registrant that number of new shares of Atomic's common stock as will equal 5% of Atomic's then-issued and outstanding capital stock. Atomic's obligation to pay to the Registrant the Profits Participation Interest is in the nature of a covenant associated with Atomic and its business and continues in full force and effect, notwithstanding any merger, consolidation, or subsequent sale of Atomic (in any case, a "Transaction"), until the Registrant receives the full benefit thereof. Atomic is required to ensure that the terms and conditions of any Transaction include an assumption of and agreement to timely comply with the obligation to pay the Profits Participation Interest to the Registrant, and, to protect the Registrant's rights thereto, no documents relating to a Transaction may be signed by Atomic without the Registrant's prior written consent.

     The Registrant's management determined that continued financial and other support of Atomic was not consistent with the Registrant's long-term strategic plan of concentrating and consolidating financial and management resources on business opportunities having greater potential value to the Registrant and its stockholders. The Registrant's management believed that the cash and Profits Participation Interest, together with the release of the Registrant from further financial, contractual, and other obligations and liabilities to Atomic, constituted fair and reasonable consideration for the transaction.

     Prior to the negotiation of the transaction described in the Letter Agreement, the Registrant had agreed with Paul Hix and David M. Ragsdale that certain indebtedness owed to them by Atomic would be forgiven and deemed satisfied and discharged through the issuance of restricted shares of the Registrant's common stock (the "Indebtedness Shares"); however, issuance of the Indebtedness Shares had not been effected as of the date of the Letter Agreement. Accordingly, Mr. Hix will receive 57,429 Indebtedness Shares, and Mr. Ragsdale will receive 39,591 Indebtedness Shares. Neither Mr. Hix nor Mr. Ragsdale are officers, directors, employees, or affiliates of the Registrant. The issuance of the Indebtedness Shares is mentioned in paragraph 9 of the Letter Agreement simply to indicate that such issuance is to be completed in connection therewith. The Indebtedness Shares did not constitute any part of the consideration for the transaction described in the Letter Agreement.

Item 7(b).  Pro Forma Financial Information

      Pro forma financial information will be provided within  60 days of the date of this Current Report.

Item 7(c).  Exhibits

      The following exhibits are filed as part of this report in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit          Name of Exhibit
-------          ---------------

2.0              Letter Agreement

                           SIGNATURES


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  April 17, 2001       TSET, Inc.

                             By: /s/Jeffrey D. Wilson
                                 -----------------
                                    Jeffrey D. Wilson

(Chairman and Chief Executive Officer)